EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:                 Jon L. Kranov
President and Chief Executive Officer
(815) 433-2525

OTTAWA SAVINGS BANCORP, INC. ANNOUNCES
APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

November 19, 2010, Ottawa, Illinois — Ottawa Savings Bancorp, Inc. (OTTW.OB) (the “Company”), the holding company for Ottawa Savings Bank (the “Bank”) (collectively referred to as “Ottawa Savings”), announced today that the Boards of Directors of the Company and the Bank have appointed Marc N. Kingry to the position of Chief Financial Officer, effective December 1, 2010.

Prior to joining Ottawa Savings, Mr. Kingry served as Senior Vice President and Controller of Centrue Bank, headquartered in Ottawa, Illinois, since 2004.  From 2002 to 2004, Mr. Kingry was the Divisional Controller of UnionFinancial Services & Trust Co., a subsidiary of Centrue Bank.  Previously, Mr. Kingry was the IT Infrastructure Audit Manager for General Motors Audit Services and prior to that, he was Manager and then Senior Manager of Information Risk Management at KPMG, LLP, and Manager of Computer Assurance Services at Deloitte & Touche, LLP.  Mr. Kingry received his Bachelors and Masters degrees in Accounting from Illinois State University in Normal, Illinois.

Jon L. Kranov, President and Chief Executive Officer of Ottawa Savings, stated “We are delighted that Marc Kingry has agreed to join our Company.  Marc’s strong banking and accounting experience, leadership skills and operating philosophy are consistent with our vision for the future, and we expect that his experience and enthusiasm will be very beneficial to the Company, the Bank and our community.”

The Company is the majority-owned subsidiary of Ottawa Savings Bancorp MHC, which owns 57.7% of the Company’s outstanding shares.  The Bank, originally chartered in 1871, is a community bank serving Ottawa, Illinois and LaSalle County through its main office in Ottawa, Illinois.

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of other risks and uncertainties, see the section of the periodic reports that Ottawa Savings Bancorp, Inc. files with the Securities and Exchange Commission entitled “Risk Factors.”